Exhibit 23.10

CONSENT OF NICHOLAS P. SHEPHERD

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-11 of Spirit Finance Corporation, and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of Spirit Finance Corporation upon consummation of the initial public offering of Spirit Finance Corporation’s common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: April 17, 2012

/s/ Nicholas P. Shepherd
Nicholas P. Shepherd